Exhibit 99.1
FOR IMMEDIATE RELEASE
Karen Haus-Moran, Carolyn Bass
Market Street Partners for Visual Sciences, Inc.
Karen@marketstreetpartners.com
Carolyn@marketstreetpartners.com
+1.415.445.3240
Visual Sciences Announces Preliminary Second Quarter 2007
Financial Results
Engages Goldman, Sachs To Assess Interest Expressed by Multiple Parties
San Diego — July 12, 2007 — Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) (NASDAQ: VSCN), a leading provider of real-time analytics applications, today announced preliminary estimated results for the second quarter ended June 30, 2007.
Total revenue for the second quarter of 2007 is expected to be approximately $19.5 million to $19.8 million. The Company’s previous guidance issued on May 9, 2007 estimated total revenue for the second quarter of 2007 between $21.3 million to $21.9 million. As a result, non-GAAP earnings per share for the second quarter of 2007 is currently expected to be between approximately $0.11 to $0.12 per share, as compared to the Company’s previous second quarter guidance of $0.15 to $0.16 per share. A reconciliation of GAAP to non-GAAP EPS is provided below.
“Although total revenue grew 17% year-over-year, our license revenue was below expectations, due primarily to the timing of several larger license deals which pushed out of the second quarter. Many of these enterprise-class sales involve longer sales cycles, which impacts the timing of revenue recognition,” said Jim MacIntyre, CEO of Visual Sciences. “On the subscription side, bookings increased over the prior quarter, but were somewhat below our plan.”
“Looking ahead, we continue to see a substantial opportunity for our highly-differentiated analytics applications. Given the large market opportunity for enterprise class real-time analytics solutions, we continue to be very focused on this large and growing market.”
In recent weeks, Visual Sciences has been approached by a number of strategic buyers, regarding the company’s willingness to enter into acquisition discussions. In response to these unsolicited inquiries, the Company has engaged Goldman, Sachs & Co. as financial advisor to assist in evaluating a potential transaction. “We believe in the strength of our team, technology and market opportunity. So we’ve asked Goldman to lead a quick and orderly assessment of the best way to maximize shareholder value,” said Jim MacIntyre. “Meanwhile, we will continue to focus on building our business.”

The Company currently anticipates releasing its final financial results for the second quarter ended June 30, 2007 after the close of regular market trading on Monday, August 6, 2007.
All statements relating to the Company’s second quarter financial performance contained in this release are preliminary and may change based on the completion of the Company’s customary quarterly close and accounting review process.
Conference Call Details
Visual Sciences will host a conference call today at 5:00 pm EDT to discuss its preliminary second quarter 2007 results. To access this call, dial 800-638-4817 (domestic) or 617-614-3943 (international) using passcode 80612230. A live audio-only webcast of this conference call will be available on the “Investor Relations” page of the company’s Web site (www.visualsciences.com) and a replay will be archived on the Web site as well.
Non-GAAP Earnings Per Share Reconciliation

	Q2 2007
	Low	High
Earnings Per Share Guidance
Estimated non-GAAP EPS range	$0.11	$0.12
Estimated amortization of intangibles	(0.06)	(0.06)
Estimated stock-based compensation	(0.07)	(0.07)
Estimated non-cash tax benefit	0.01	0.01
Effect of using non-GAAP dilutive shares	(0.01)	(0.01)

Estimated GAAP EPS range	$(0.02)	$(0.01)
Estimated shares used in per share calculations	21,433,000	21,433,000
Note on the Use of Non-GAAP Financial Measures
Some of the financial measures in this press release, including some of our financial guidance, are non-GAAP financial measures within the meaning of SEC Regulation G. We believe that this presentation is useful to investors because it more accurately describes the operating performance of the company on a period-to-period basis, excluding specific costs and expenses that we believe are not indicative of our core operating results. Company management uses these non-GAAP measures as important indicators of the company’s past performance and to plan and forecast performance in future periods. In addition, bonus payments to our officers and employees under our corporate bonus plan are based on the achievement of specified non-GAAP revenue and non-GAAP net income targets. Investors should not consider non-GAAP financial measures in isolation from, or as a substitute for, financial information presented in compliance with GAAP.
About Visual Sciences
Founded in 1996, Visual Sciences, Inc. (formerly known as WebSideStory, Inc.) (NASDAQ: VSCN) is a leading provider of real-time analytics applications. The company’s analytics applications, based on its patent pending on-demand service and software platform, enable fast and detailed analytics on large volumes of streaming and stored data. More than 1,570 enterprises worldwide rely on the answers delivered by these applications to provide them with actionable intelligence to optimize their business operations. The company provides real-time analytics applications for web sites, contact centers, retail points-of-sale, messaging systems and the intelligence community. Visual Sciences flexible technology platform, Visual Sciences Technology Platform 5™, allows the company to rapidly introduce tailored solutions to meet its clients’ needs. Visual Sciences is headquartered in San Diego, California, and has East Coast offices in Herndon, Virginia and a European headquarters in Amsterdam, The Netherlands. For more information, contact Visual Sciences. Voice: 858.546.0040. Fax: 858.546.0480. Address: 10182 Telesis Court, 6th Floor, San Diego, CA 92121. Web site: www.visualsciences.com. Visual Sciences is a registered trademark of Visual Sciences, Inc.
Forward-Looking Statements
Statements in this press release that are not a description of historical facts are forward-looking statements. You should not regard any forward-looking statement as a representation by Visual Sciences that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Visual Sciences’ business, including, without limitation: Visual Sciences’ reliance on its web analytics services for the majority of its revenue; blocking or erasing of cookies or limitations on the company’s ability to use cookies; Visual Sciences’ limited experience with customer intelligence applications beyond web analytics; the risks associated with integrating the operations and products of acquired companies with those of Visual Sciences; privacy concerns and laws or other domestic or foreign regulations that may subject Visual Sciences to litigation or limit the company’s ability to collect and use Internet user information; Visual Sciences’ ability to defend itself against claims of patent infringement alleged by NetRatings, Inc.; Visual Sciences’ ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties; the highly competitive markets in which the company operates that could make it difficult for Visual Sciences to acquire and retain customers; the risk that Visual Sciences’ customers fail to renew their agreements; the risks associated with the company’s indebtedness, including the risk of non-compliance with the covenants in the company’s credit facility; the risk that Visual Sciences’ services may become obsolete in a market with rapidly changing technology and industry standards; the risks associated with renaming the company and undertaking related branding activities; and other risks described in Visual Sciences’ Securities and Exchange Commission filings, including the company’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly reports on Form 10-Q. Do not place undue reliance on these forward-looking statements which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Visual Sciences undertakes no obligation to revise or update this news release to reflect events or circumstances after the date of this news release.
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